Exhibit 10.3

AGREEMENT NO
CA

SUPPLIER	AGROZ GROUP SDN. BHD.
STORE	ALL	LINE	FOODLINE	DEPT.	2037
EFFECTIVE DATE	FROM	TO

CONCESSIONAIRE AGREEMENT

AEON CO. (M) BHD. (126926-H)

HEAD OFFICE:

3rd FLOOR, AEON TAMAN MALURI

SHOPPING CENTRE, JALAN JEJAKA,

TAMAN MALURI, CHERAS,

55100 KUALA LUMPUR.

TEL: 03-9207 2005           FAX: 03-9207 2006/2007

MD8/PT/1198

CONCESSIONAIRE AGREEMENT

THIS AGREEMENT is made on the  day of between AEON CO. (M) BHD. (126926-H) a company incorporated in Malaysia and having its registered office at 3rd Floor, Jusco Taman Maluri Shopping Centre, Jalan Jejaka, Taman Maluri, Cheras, 55100 Kuala Lumpur (hereinafter referred to as “the Company”) of the one part; and the party whose particulars are more specifically set out in the Yearly Contract hereto (hereinafter referred to as “the Concessionaire”) of the other part.

WHEREAS:-

1. The Company is operating a retail business at the store(s) as specified in the Yearly Contract (hereinafter referred to as “the Building”).

2. The Company hereby grants to the Concessionaire and the Concessionaire agrees to occupy the Designated Area in the Building for a period as hereinafter described upon the terms and conditions hereinafter appearing.

3. The parties hereto agree that this Agreement shall be valid and binding for the entire period of the Effective Period, as stated in the Yearly Contract, as well as any subsequent renewals thereof, SUBJECT ALWAYS TO Clause 18 of this Agreement. In the event this Agreement is not renewed upon the expiry of the Effective Period, this Agreement shall thereafter be renewed on a month-to-month basis, until such time as it is renewed or terminated pursuant to Clause 18 of this Agreement, as the case may be.

NOW IT IS HEREBY AGREED as follows:-

1. Interpretation

1.01 “Business Opening Date” means the commencement date of business of the Building, which is specified in the Yearly Contract;

1.02 “Business Hours” means the operation hours of the Building or any other time so decided by the Company;

1.03 “Calendar Month” means the period starting on the first day in a calendar month and ending on the last day of the calendar month;

1.04 “Designated Area” means the relevant part of the Building which the company permits the Concessionaire to use or occupy for the purpose hereinafter mentioned, particulars whereof are as stated in Yearly Contract and delineated and coloured in “Red”. If the area or part of the Building designated forms part of the common area or passage of the Building, the Concessionaire shall allow the Designated Area to be used by the Company its employees, servants, agents, contractors, customers, licensees or invitees) as shall from time to time be designated by the Company for such use;

1.05 “EAS Tags” means the hard tags or soft tags or such other label tags approved by the Company, which are to be used on the Products where the Building is installed with the EAS Sensor Tags System;

1.06 “Effective Date” means the day and month and year specified in the Yearly Contract on which the term of this Agreement commences;

1.07 “Expiry Date” means the day and month and year, which the term of this Agreement determines or expires as provided in the Yearly Contract;

1.08 “Effective Period” means the time-period stated in the Yearly Contract commencing from the Effective Date and expiring on the Expiry Day;

1.09 “Margin” means an amount based on the percentage as stated in the Yearly Contract of the Total Gross Receipts or such other rates as may from time to time be determined by the company in writing;

1.10 “Minimum Gross Receipts” means the amount stated in the Yearly Contract which is determined by the Company from time to time or such other amount of sales, as may be mutually agreed between the parties hereto, which is to be met by the Concessionaire in the Sales Period;

1.11 “Minimum Sum” means the minimum sum of money which is required to be paid by the Concessionaire to the Company as stated in the Yearly Contract;

1.12 “Monthly Offline Cash Register Charge” means the charge which is payable by the Concessionaire pursuant to Clause 7.04 and the amount is as stated in the Yearly Contract;

1.13 “Monthly Service Charge” means the amount stated in the Yearly Contract;

1.14 “Monthly Small Equipment Charge” means the charges which is payable by the Concessionaire pursuant to Clause 15, if applicable and the amount is as stated in the Yearly Contract; and

1.15 “Proceeds of Sale” means cash or the amount specified on cheques or authorized debit card transactions or authorized credit card vouchers signed by the customer or purchaser of the Products received by the Company, as payment for the sale of any of the Products or the performance of any of the Services at the Designated Area, as the case may be;

1.16 “Products or Services” means the goods or services, which are provided by the Concessionaire, as the case may be, as specified in the Yearly Contract and/or such other goods or services from time to time agreed in writing between the parties hereto;

1.17 “Renovation Works Deadline” means the day and year stipulated in the Yearly Contract, the date on which the Yearly Contract so provide;

1.18 “Sales Period” means the periods during the Effective Period, which the total numbers of such periods shall be decided by the Company and stated in the Yearly Contract and shall be divided into successive periods of one (1) calendar month’s duration each, of which (other than the first) shall start on the first day of the calendar month following the calendar month in which the preceding period falls PROVIDED THAT:-

(i)	the first Sales Period shall commence on the Business Opening Date immediately (whether or not such day shall be the first day of the calendar month in which such day falls); and

(ii)	a Sales Period that would otherwise extend beyond the “Expiry Day” shall be of such duration that it shall end on the Expiry Day.

1.19 “Sales Price” means the price stated in the Yearly Contract;

1.20 “Security Deposit” means the deposit which is payable pursuant to Clause 17 and the amount (if any) is as stated in the Yearly Contract;

1.21 “Total Gross Receipts” means the sum of money which is registered on the Company’s Cash Register in the Sales Period;

1.22 “Total Margin Receipts” means the sum of money which is to be paid to the Company by the Concessionaire, based on the percentage of the Margin stated in Yearly Contract of the Total Gross Receipts;

1.23 “Utilities Deposit” means the deposit payable pursuant to Clause 13 and the amount (if any) is as stated in the Yearly Contract;

1.24 “Yearly Contract” means the contract which is entered into between the Supplier and the Company on a yearly basis which sets out the specific terms in respect of this Agreement and the Yearly Contract shall form an integral part of this Agreement, which expression shall include the subsequent renewal thereof.

2. Location and Area

2.01 Subject to the terms and conditions hereof, the Company shall during the Effective Period permit the Concessionaire to use the Designated Area for the purpose hereinafter mentioned.

2.02 Upon the commencement of this Agreement, the Company shall make available to the Concessionaire the Designated Area for use as hereinafter provided but may any time thereafter at its sole discretion (whether for the purpose of rearrangement of the Company’s floor space or otherwise) by giving to the Concessionaire not less than one (1) month’s notice designate other floor area in any part of the Building for use by the Concessionaire as aforesaid PROVIDED THAT the Concessionaire may, within seven (7) days prior to the said designation, request in writing for a reduction in the area of the Designation Area and the Company may at its sole discretion give or withhold its consent to the request within one (1) month from the Concessionaire’s request having been submitted.

3. Mode of Payment

3.01 The Company shall pay the Concessionaire according to the credit period as stipulated in the Yearly Contract (hereinafter referred to as “the Credit Period” after taking into consideration of the duration required by the Financer/Bank to make payment to the Concessionaire) the balance sum of the Total Gross Receipt, after deducting all costs, margin, reimbursement, indemnities and other related expenses for that respective Sales Period.

3.02 The Company shall provide the Concessionaire with a sales statement/report of the Total Gross Receipts for the Sales Period, and the Company’s calculations of the Total Gross Receipts or such other documents as it deems fit for any Sales Period on a monthly basis and the balance sum payable (if any) to the Concessionaire shall be conclusive and binding on the Concessionaire.

3.03 Within fourteen (14) days from such total number of the Sales Periods (these Periods, as decided by the Company, commencing from the Effective Date, the Company shall review the Total Gross Receipts achieved during these Periods for the purpose of calculating the balance sum (if any) which is due to the Company, after comparing the Total Gross Receipts with the total Minimum Sum during these Periods. In the event that the total Minimum Sum computed during these Periods is more than the total Margin paid to the Company then the Concessionaire shall forthwith reimburse the Company the difference thereof (hereinafter referred to as “Differential Sum”), with or without notice.

3.04 In the event that this Agreement is terminated, then the Differential Sum due to the Company shall be calculated on a pro-rated basis based on the Total Gross Receipts achieved up to the date thereof and shall forthwith be recoverable from the Concessionaire.

3.05 The Concessionaire shall within a reasonable time issue a credit note to the Company pertaining to all the relevant deductions made by the Company from the Total Gross Receipt.

3.06 Notwithstanding the terms herein contained, the Company shall have the absolute discretion to amend the payment terms pursuant to the Agreement if the Company deems that such amendment is necessary, the same of which shall take effect after the lapse of the notice given by the Company to the Concessionaire.

4. Furniture and Fittings

4.01 The Concessionaire shall provide and install at its own cost and expense such movable stand(s) or stall(s) with such counters, furniture and fittings as may reasonably be required for the display or storage of the Products or performance of the Services ( if any ) at the Designated Area. The Concessionaire shall not install any such(s), stall(s) counters, furniture, fixtures or fittings (“the Stall”) without the prior approval in writing of the Company.

4.02 The Concessionaire shall carry out all necessary installation works in accordance with such plans, specifications, samples, materials and colours as shall have been first submitted to and approved in writing by the Company and in a good and proper workmanlike fashion, using the best quality materials and in all respects in a style appropriate to a first class general merchandising store.

4.03 The Concessionaire shall not without the prior written consent of the Company decorate, alter or change or add to any part of the Stall or the layout thereof nor without the like consent make or suffer or permit to be made any alterations additions or damage to any doors, windows, walls, beams structures or part of the Building or the electrical wiring installations, air- conditioning ducting ( if any ), lighting fixtures or any part thereof or install or permit or suffer to be installed any equipment, apparatus or machinery including any safe measure which imposes weight on any part of the flooring in excess of the required weight that for which it was designated. Sketch plans of any proposed decoration, alteration, change or addition as aforesaid shall be submitted to the Company by the Concessionaire and if approval thereto shall be granted by the Company, the same shall be effected in the manner provided in Clause 4.02 above at the sole costs and expenses of the Concessionaire.

4.04 The Company may at any time during the term of this Agreement require the Concessionaire to alter the layout of the Stall defined in Clause 4.01 or the position of any counters, furniture, equipment, apparatus or machinery therein or to remove the Stall to such other Designated Area as the Company may require pursuant to Clause 2.02. The Concessionaire shall carry out any such               alteration or removal at its own cost and expenses to the reasonable satisfaction of the Company.

4.05 The Company shall not be liable for any loss or damage to the Stall or any part thereof arising from any cause whatsoever and without prejudice to the generality of the foregoing, no compensation whatsoever shall be payable to the Concessionaire if the Stall or any part thereof shall be unsuitable for use in such Designated Area as the Company may from time to time allocate for the use of the Concessionaire. In the event that the Stall or any part thereof shall be found, whether by the Company or otherwise, to be unsuitable for use as aforesaid, the Concessionaire shall procure at its expense all such new movable stand(s), counters, furniture or fittings as may be required whether by the Company or otherwise for the installation of the stall in the Designated Area, subject always to the provision of this clause.

4.06 Upon the expiration or sooner determination of this Agreement, the Concessionaire shall remove at its own cost and expense the Stall, as the same may from time to time during this Agreement be altered or changed whether in layout or otherwise, added to or replaced pursuant to this Agreement, from the Building and shall make good and repair in a proper and workmanlike manner any damage to the Building and the Company’s fixtures, fitting and other property therein as a result of such removal. If the Concessionaire shall fail to remove the Stall as aforesaid within seven (7) days after the expiration or sooner determination of this Agreement, the Company may at is discretion:-

(i)	by notice to the Concessionaire take possession of the Stall, as the same may from time to time be altered, changed, added to or replaced as aforesaid whereupon the Stall as altered, changed, added to or replaced as aforesaid shall become the absolute property of the Company; or

(ii)	dispose of the same or any part or parts thereof in such manner as the Company deems fit. The cost of such disposal by the Company shall be borne by the Concessionaire, without prejudice to any other rights or remedies or causes of action which the Company may have against the Concessionaire.

4.07 The Company may provide the Concessionaire with such stand(s), stall(s), counters(s), furniture and fittings for the display and storage of the Products or performance of services, as the case may be, within the Designated Area as the Company shall deem fit. All such stand(s), stall(s), counter(s), furniture and fittings may at the Company’s discretion be substituted, replaced or changed (whether in layout or otherwise), added to or otherwise removed from the Designated Area which are for the time being allocated by Company for use by the Concessionaire pursuant to Clause 2.02 PROVIDED ALWAYS THAT the Concessionaire shall not without the prior written consent of the Company decorate, alter, change or add to any part of the Fittings or the layout thereof and the Concessionaire shall indemnify the Company for or against any loss of or damage to any part of the Building or Designated Area caused by or arising out of the act, neglect or default of the Concessionaire.

4.08 The Concessionaire shall keep and maintain all the interior of the Designated Area including the flooring, carpets, interior plaster or the other finishing material and render to walls, floors and ceiling, any stands(s), stall(s), counter(s), furniture and fittings therein (whether provided by the Company or otherwise) and all additions thereto in good, clean, tidy, attractive repair and condition (fair wear and tear excepted).

4.09 The Concessionaire shall complete all the fitting-out works, renovation works, installation works and decorations of the Designated Area on or before the date stipulated in the Yearly Contract or such other date as shall be notified in writing to the Concessionaire, failing which, the Concessionaire shall pay to the Company a sum of Ringgit Malaysia One Thousand (RM1,000.00) only per day as the agreed liquidated damages until the completion of such works.

4.10 It is mutually agreed that the Business Opening Date for the Concessionaire in respect of the Designated Area shall be the same date with the business opening of the Building or the date specified in Clause 1.01 hereof. If for whatever reason the business opening date of the Building has to be postponed, the Company shall notify the Concessionaire in writing of the new opening date but shall not liable for any loss, damage or expense which may be suffered or incurred by the Concessionaire as a result of any such postponement, save and except that the Concessionaire shall not be liable to pay any Minimum Sum to the Company during any such postponement period. PROVIDED HOWEVER THAT failure of the Concessionaire to adhere to the opening date hereinbefore mentioned shall in no way reduce or waive the payment by the Concessionaire of the Minimum Sum hereinbefore covenanted. PROVIDED FURTHER THAT in the event that the Concessionaire fails to adhere to the Business Opening Date as hereinbefore mentioned, the Concessionaire shall pay to the Company the sum of Ringgit Malaysia Ten Thousand (RM10,000.00) only as the agreed liquidated damages.

4.11 Notwithstanding anything to the contrary hereinbefore contained, it is mutually agreed further that the date of delivery of vacant possession of the Designated Area to the Concessionaire shall be the Effective Date and in the event the Company is unable to deliver vacant possession of the Designated Area on the Effective Date, the commencement of this Agreement shall be postponed to the date of actual delivery of vacant possession and the Company shall not be                    liable for the loss, damages or expenses suffered or incurred by the Concessionaire as a result of such postponement.

5. Use of the Designated Area

5.01 The Concessionaire shall use the Designated Area for the purpose of exhibiting, selling and storing of the Products and/or performing the Services as specified in Clause 1.16 hereof and shall not sell, exhibit or expose for sale or otherwise store therein any goods or articles or perform any other services without the prior written consent of the Company.

6. Obligations of the Concessionaire

6.01 The Concessionaire agrees with the Company to the intent that the obligation of the Concessionaire shall continue throughout the Effective Period as follows:-

(i)	to pay to the Company on the day and in the manner herein provided the sums specified in Clause 3.02, the fee stated in Sub- Clauses (ii) below and the utilities charges stated in Clause 13.01;

(ii)	to pay to the Company a sales promotion fee as and when required by the Company and at such rate as the Company shall from time to time decide;

(iii)	to obey and comply with any ordinances, regulations, by-laws, rules and requirements of any governmental or other governmental or other competent authorities relating to the use and occupations of the Designated Area and to indemnify the Company for and against the breach of any ordinances, regulations, by-laws, rules and requirements of any governmental or other competent authorities relating to the use and occupation of the Designated Area or to any other act, deed, matter or thing conducted, permitted suffered or omitted therein or thereon by the Concessionaire and without prejudice to the foregoing, the Concessionaire is required to obtain any licence, approval or permit required by any governmental or other competent authorities in connection with the Concessionaire’s use or occupation of the Designated Area or sale of the Products or performance of the Services (if any) prior to the commencement of such use or occupation or sale or performance and to maintain the same in force during the term of this Agreement and to indemnify the Company for and against all losses, expenses, claims, or demands suffered or incurred by or made on or taken against the Company as a result of a breach of this provision;

(iv)	to indemnify the Company for and against all costs, expenses, losses, claims, demands or legal action suffered or incurred by or made on or taken against the Company as a result of or in any way (directly or indirectly) caused by or arising out of the Products or the sale, purchase, usage consumption or otherwise thereof or the performance of the services (if any) or otherwise or the defective or damaged condition of any part of the interior of the Designated Area, the repair of which the Concessionaire is responsible hereunder or the spread of fire or smoke or the overflow of water the Designated Area or any part thereof due to any reason whatsoever;

(v)	to endorse or produce or deliver to the Company on demand the policy or policies of insurance effected pursuant to the provisions hereof together with the copies of receipts for current payment of premium or premia thereon;

(vi)	to load and unload the Products only through such entrance and by such services lifts and at such time or times as shall be reasonably designated or directed by the Company for this purpose from time to time;

(vii)	to be responsible for the removal of refuse and garbage from the Designated Area to such location as shall be specified by the Company from time to time and to use only that type of refuse container as is specified by the Company from time to time;

(viii)	to indemnify the Company for and against any damage to any part of the Building or the common areas of the Building in any way caused (directly or indirectly) or occasioned by the act, omission, neglect or default of the Concessionaire;

(ix)	to indemnify the Company for and against all costs, expenses, losses, actions, claims or demands suffered or incurred by or taken against or made on the Company for injury to or death of any person whomsoever or damage to any property caused by arising out of (directly or indirectly) the act, neglect, default or omission of the Concessionaire or non-compliance by the concessionaire of the covenants and conditions herein appearing;

(x)	to install and maintain displays of the Products at the Designated Area to a standard and composition appropriate to a first class department store or otherwise as may be required by the Company and to keep the Designated Area properly stocked with a full range of all kinds and sizes of the Products and to reduce, increase or otherwise replenish such stock to the Company’s satisfaction if required in writing by the Company;

(xi)	to keep the Designated Area opened for business during the Business Hours, as hereinafter defined on all days of the year, unless otherwise notified or requested by the Company and to keep the same properly attended to by its staff during the Business Hours;

(xii)	to maintain the Products at a standard of quality considered suitable by the Company and to replace such Products which are in the Company’s opinion do not meet such standard;

(xiii)	to furnish a first class service to patrons and customers and not to conduct the business of the Concessionaire in a manner which will prejudice the goodwill or reputation of the Building or of the Company as a first class department store;

(xiv)	to obey and comply with all rules and regulations from time to time made by the Company for the management of the Designated Area or the Building and to cause its agents servants employees contractors to obey and comply with the same;

(xv)	to obey and comply with such rules and regulations as shall be made from time to time by the Company and to indemnify the Company from and against any breach thereof;

(xvi)	at the expiration or sooner determination of this Agreement to deliver up the Designated Area to the Company in its original state and to remove any Stall(s), stand(s), counter(s) installed by the Concessionaire in the Designated Area and all the Concessionaire’s property therein in accordance with the provisions of this Agreement and to pay to its employees such salaries as they shall then be entitled;

(xvii)	to undertake, upon customer’s request, delivery of the Products to its customer(s);

(xviii)	to indemnify the Company from and against all or any actions, claims, demands, costs, charges and expenses arising from or in any way caused by any infringement or alleged infringement or any registered patent or design, trademark or trade name protected in Malaysia or otherwise, copyright or any other rights by reason or in any way arising out of (directly or indirectly) the Services (if any), the Products or the use of sale or performance of the same by the Concessionaire at the Building or otherwise;

(xix)	to indemnify the Company from and against all losses, damages, costs, claims and demand suffered or incurred or made on the Company by reason of or in any way arising out of (directly or indirectly) a breach on the part of the Concessionaire of any of the representation and warranties contained in Clause 19;

(xx)	(so far as the same relate to the Designated Area) to obey and comply with such notice, direction or requirement of any public authority or other authority as the Company may from time to time be required to observe or comply and to indemnify the Company from and against any breach thereof;

(xxi)	not to cause or produce or suffer or permit to be produced on or in the Designated Area any music or sound produced by broadcasting from rediffusion, television, radio and any apparatus or instrument capable of producing or reproducing music and sound; and not to do or permit to be done other acts or things in or on the Designated Area which is or are or may be nuisance or annoyance to the tenants or occupiers of adjacent or neighbouring premises or to users and customers of the same or to the Company;

(xxii)	not to exhibit or display on or affix to the Designated Area, the Building or the exterior part thereof any writing sign signboard or other device whether illuminated and not to affix any writing sign signboard or other device in at or above any common area, lobby, corridor or such other areas of the Building without the written consent of the Company;

(xxiii)	not to use of cause permit or suffer to be used any part of the Designated Area or the Building for gambling or for any illegal or immoral or improper purposes or in any way so as to cause nuisance, annoyance, inconvenience or damage or danger to the Company or the tenants or occupiers of adjacent or neighbouring premises;

(xxiv)	not to permit any touting or soliciting for business or the distributing of any pamphlets, notice or advertising matter outside the Building or anywhere within the Building by any of the Concessionaire’s servants, agents or licensees without the Company’s prior written consent;

(xxv)	not to use the Designated Area or any part thereof as sleeping quarters or as domestic premises within the meaning of any Ordinance for the time being in force or to allow any person to remain in the Designated Area or the Building or to overnight or for more than 30 minutes after the Business Hours unless with the prior written consent of the Company;

(xxvi)	not to keep or store or cause or permit or suffer to be kept or stored save with the Company written consent any hazardous or dangerous goods within the meaning of any written law or regulations or any statutory modification or re-enactment thereof;

(xxvii)	not to place or leave or suffer or permit to be placed or left by any contractor, employee, invitee or licensee of the Concessionaire any products or other property of the Concessionaire or boxes, furniture, articles or rubbish outside the Designated Area or in part of the Designated Areas which is used as passage ways or in the entrance or any of the staircases or passage of the Building or on the ground outside the Building or otherwise encumber the same;

(xxviii)	not to park in obstruction or otherwise use or permit to be parked in obstruction or otherwise by any employee, agent or licensee of the Concessionaire at those areas ( if any ) of the Building allocated for parking, the movement or access for vehicles or designated as loading/unloading areas other than in accordance with the regulations made from time to time by the Company;

(xxix)	not to cook or permit or suffer to be cooked any food in the Designated Area of the Building (except in those portions of the Designated Area which are designated as a kitchen) and not to cause or permit any offensive or unusual odours to be produced upon or emanated from the Designated Area;

(xxx)	not to permit or allow any food or food containers to be brought onto or removed from the Building except by way of services entrances, service exits and (if any) service lifts or otherwise as may reasonably be directed by the Company from time to time and at such times as the Company shall reasonably direct;

(xxxi)	not to assign or sublet or sub-licence or otherwise part with possession of the Designated Area or any part thereof in any way whether by way of sub-letting, sub-licensing, lending, sharing or other means whereby any person or persons not name as a part to this Agreement obtains the use or possession of the Designated Area or any part thereof irrespective of whether any rental or other consideration is given for such use or possession without the Company’s prior written consent and approval;

(xxxii)	not to cause or suffer or permit to be done any act or thing whereby the policy or policies of insurance on the Building against damage by fire or liability to third parties for the time being subsisting may become void or voidable or whereby the rate of premium or premia thereof may be increased, and to remit to the Company on demand all sums paid by the Company by way of increased premium or premia thereon and all expenses incurred by the Company in and about any renewal of such policy or policies arising or rendered necessary by a breach of this provision by the Concessionaire;

(xxxiii)	not to erect any aerial on the roof or ceiling or walls of the Building without the Company’s prior written consent and approval;

(xxxiv)	not to form or organize or attempt or make any effort to form or organise any tenant’s or occupier’s association or union jointly with any tenants or occupiers of the Building for whatever objects or purposes during the continuance of this Agreement;

(xxxv)	not to place, affix, install or otherwise use any equipment machinery or apparatus on or to or at the Designated Area without the prior written consent of the Company;

(xxxvi)	not to cause suffer or permit any contravention or breach of any of the terms and conditions in the Lease / Tenancy Agreement which the Company may have executed with any third parties and to indemnify the Company for and against all claims actions, proceedings, demands, losses and damages which may be brought against the Company or which the Company may suffer incur or sustain as a result of any such contravention or breach;

(xxxvii)	not to obtain any products or other goods in credit in the name of the Company or otherwise pledge the credit of the Company in anyway whatsoever without the Company’s prior written consent.

6.02 The Concessionaire shall, during the Effective Period, effect adequate insurance coverage in respect of public liability and damage to or loss of any of the Products by fire, water, theft or otherwise and to keep fully insured against liabilities and all other liabilities which may give rise to a claim against the Company or an indemnity hereunder and to pay all premium necessary for such purpose. It is hereby agreed that the Company is authorized to effect the same, for and on behalf on the Concessionaire, in the full insurable value thereof and all money expended by the Company for such purpose shall be debt due from the Concessionaire to the Company and shall be deductible from any monies held by the Company hereunder or otherwise be forthwith recoverable by legal action.

6.03 It is hereby further agreed that in the event the Concessionaire shall have any promotion, product-display or any activities outside the Designated Area, the Concessionaire shall effect and maintain adequate insurance coverage in respect of public liability and damage to or loss of any of the Products by fire, water, theft or otherwise, covering the entire period of such promotion, product-display or any activities, and keep fully insured against liabilities and all other liabilities which may give rise to a claim against the Company or an indemnity hereunder. As a result, it is hereby agreed that the Company is authorized to effect the same, for and on behalf on the Concessionaire, in the full insurable value thereof and all money expended by the Company for such purpose shall be a debt due from the Concessionaire to the Company and shall be deductible from any monies held by the Company hereunder or otherwise be forthwith recoverable by legal action.

6.04 It is hereby agreed that any receipt, bill or invoice, letter undertaking to pay to a third party shall form part of and conclusive evidence in determining the extent of loss or damage suffered by the Company. The Supplier shall upon presentation of the said receipt, bill or invoice, letter undertaking to pay to a third party, make the necessary payment or reimbursement to the Company or any other party as directed by the Company regardless of whether the Concessionaire has received such payment from the insurance company.

7. Cash Register Operation and EAS Tags

7.01 The Company shall employ, at its own costs and expenses, a cashier or cashiers (hereinafter referred to as “the cashier”) who shall be the only person or persons authorised to operate the cash register(s). However, in the event, the Concessionaire are required to provide its own cash register(s), the Concessionaire shall employ, at its own costs and expenses, a cashier or cashiers who shall be the only person or persons authorised to operate the said cash register(s).)

7.02 The Company shall provide its own cash register and the relevant item code to the Concessionaire. However, in the event, the Concessionaire are required to provide its own cash register(s), the Concessionaire shall provide such cash register(s) and to incorporate all the item code of the Products provided by the Company into the cash register.

7.03 The Company shall provide wrapping materials to the Concessionaire on request.

7.04 In the event an offline cash register is provided by the Company to the Concessionaire, the Concessionaire shall pay to the Company by way of deduction by the Company from the Total Gross Receipts for the Sales Period, on the monthly basis, an amount specified in the Yearly Contract hereto (hereinafter referred to as “the Monthly Offline Cash Register Charges”) as rental of the Offline Cash Register which the said Offline Cash Register shall be provided by the Company to the Concessionaire. The said charges shall include the supply of the Journal Roll and maintenance of the Cash Register for the Concessionaire.

7.05 The Concessionaire shall use the EAS Tags on the Products which are displayed in the Designated Area of the Building, which the Company has installed the EAS Sensor Tags System.

7.06 The Concessionaire shall purchase the EAS Tags, at its own costs and expenses, from the Company for the protection of their products and the Company shall not, in any event be required to provide the same to the Concessionaire.

7.07 The Concessionaire shall only use the soft tags or such other label tags, on the Products, which the Company has the soft tags or label tags deactivating facilities. The Concessionaire shall pay a one-off and non- refundable Contribution Fees of Ringgit Malaysia Three Thousand (RM3,000.00) only per each of the Designated Area in which the Concessionaire occupies in any of the Building of the Company.

7.08 The Concessionaire shall purchase the EAS Tags from the Head Quarter of the Company. The Company shall procure the EAS Tags from the relevant EAS supplier or any other EAS suppliers as the Company may deem fit.

7.09 The EAS Tags shall be of the Radio Frequency (RF) technology and detachable with magnet detacher or RF deactivator.

7.10 The Concessionaire shall be held responsible for the wear and tear, damage and loss of the EAS Tags and the Company shall not, in any event, be held responsible or liable for the same.

7.11 The Concessionaire shall register an account with the Company for the usage of the EAS Tags, by specifying its intention to use the EAS Tags at the Designated Area herein stated.

7.12 EAS Tags identification shall be identified according to a predetermined format assigned by the Company and this does not apply to the soft tags and label tags user.

7.13 The Concessionaire shall only use the EAS Tags provided by the Company, and shall not, in any event, use any EAS Tags that belong to other Concessionaire or permit any other Concessionaires to use its EAS Tags.

7.14 The Concessionaire shall fill up the EAS Tags Purchase Requisition Form for the purchase of each of the EAS Tags, and the same shall be submitted to the Company for due process in respect of the usage of the same.

7.15 Payment for the purchase of the EAS Tags and/or the Contribution Fees referred to in Clause 7.07 above shall be deducted through the Concessionaire’s Account with the Company within the same month of the date when the EAS Tags are collected by the Concessionaire.

7.16 The Concessionaire, its staffs, its promoters, or its agents, shall not possess or use the EAS Tags’ detacher and deactivator at any part of the Building of the Company.

8. Sales Report

8.01 The Company shall provide the Concessionaire with a Weekly Sales Report (hereinafter referred to as “the Report”) through its WEB-EDI System. The Concessionaire may, on request, investigate the Weekly Sales Report within two (2) days from the date of the receipt of the Weekly Sales Report, failing which the contents of the Weekly Sales Report shall be deemed to be final and conclusive.

9. Collection of Sales Proceed and Purchase

9.01 All payments received by the Company in respect of the sale of the Products during Business Hours shall immediately be keyed into the cash register of the Company.

9.02 The Company shall consider a sale has been made for each and every amount keyed into the cash register and all the Total Gross Receipt shall, during the Credit Period, be made available for the account of the Company absolutely.

10. Sale Price

10.01 The Concessionaire shall before the date hereof submit to the Company for its approval, a list of the price for each of the Products or any of the Services, which is proposed to be displayed or rendered at the Designated Area. If the Concessionaire wishes to sell or display at the Designated Area, new varieties of the Products, the Concessionaire shall obtain the Company’s prior written approval before affecting any sales thereof at the Designated Area.

10.02 The prices approved by the Company pursuant to Clause 10.01 subject to the review of the Company from time to time (whether at the request or otherwise of the Concessionaire) and the Concessionaire shall forthwith adjust such prices in the manner required by the Company in writing or otherwise withdraw the Product or Services in question from sale or offer for sale at the Designated Area.

10.03 The Concessionaire shall be required to participate positively in the Sales Promotion organised by the Company from time to time.

11. Sales Personnel

11.01 The Concessionaire shall provide and maintain at its costs and expenses sufficient trained personnel to handle sales and demonstrations of the Products and /or to undertake the Services (if any) at the Designated Area.

11.02 On or before the date hereof, the Concessionaire shall submit to the Company such details of its personnel authorised to work at the Designated Area as the Company may require and shall notify the Company forthwith upon any changes in such personnel and their details so submitted to the Company.

11.03 The Company may reject any personnel or staff employed by the Concessionaire and the Concessionaire shall (if requested in writing by the Company whether or not any reason is given thereof) forthwith, at its own expense, transfer any personnel who is considered unacceptable by the Company from the Designated Area.

11.04 The Concessionaire shall indemnify the Company for and against all costs, expenses, losses, actions, claims or demands suffered or incurred by or taken against or made on the Company in any way arising out of (directly or indirectly) the death of or injury to any personnel employed by the Concessionaire.

11.05 All sales personnel of the Concessionaire shall put on an identity card in the form and at the position designated by the Company.

11.06 The Concessionaire shall ensure that all sales and other staff employed by the Concessionaire shall be properly dressed in such uniforms, if applicable.

11.07 If, for any unavoidable reason, the staff and personnel employed by the Concessionaire could not wear the uniforms provided, the following dress code must be observed:-

(i)	Male - white shirt with tie; black or dark blue trousers & shoes; and

(ii)	Female - white blouse and black skirt; shoes-black/dark blue/ brown.

The Concessionaire’s staff herein referred to shall look neat and presentable at all times.

11.08 No casual wear like T-shirt, jeans, canvas shoes and sandal area allowed at all times.

11.09 The Company shall exercise its rights under Clause 11.03 if the Concessionaire violates Clause 11.07 (i) and (ii).

12. Other employees and authorised Agents of the Concessionaire

12.01 The other employees and duly authorised agents of the Concessionaire shall, other than the Concessionaire’s sales personnel, perform the following:-

(i)	carry and display an “entrance pass” in the form designated by the Company for access to or exit from the Building during the operation hours of the Building;

(ii)	enter and leave the Building only by and from the various entrances and exits of the Building as designated by the Company; and use the transit route between the Designated Area and the said entrance gate as designated by the Company.

13. Utilities Charge, if applicable

13.01 On or before the day which falls on the fifteenth (15) day after the last day of a Sales Period, the Concessionaire shall, subject to Clause 16, pay to the Company by way of deduction by the Company from the Total Gross Receipts for the Sales Period a charge (hereinafter referred to as “the Utilities Charge”) to be determined by the Company as hereinafter provided in respect of water, gas and electricity consumed or used by the Concessionaire at the Designated Area during the Sales Period, if applicable.

13.02 The Utilities Charge shall be determined by the Company in accordance with the electricity, gas or water charges imposed by the relevant utility company or authority from time to time and the actual amount of water, gas or electricity consumed or used at the Designated Area is payable by the Concessionaire based on the readings as shown on meters installed thereat for this purpose or at such rate as shall from time to time be imposed by the Company.

13.03 If the amount of the Utilities Charge for any Sales Period paid by the Concessionaire or otherwise deducted by the Company pursuant to Clause 13.01 shall be less than or exceed the actual charges imposed by the relevant utility company or authority for that period, the Company shall notify the Concessionaire of the amount of the shortfall or in excess of the required charges, as the case may be. In the case of a shortfall, the Concessionaire shall forthwith, with or without a demand, pay to the Company the amount of such shortfall. Any excess amount paid or otherwise deducted by the Company shall be returned to the Concessionaire.

13.04 The Company shall provide air-conditioning and lighting at the Building during the Business Hours, subject always to the provisions of Clause 16.

13.05 The Concessionaire shall on the signing of this Agreement hereof and upon the demand of the Company, deposit with the Company an amount specified in the Yearly Contract hereto, if required (hereinafter referred to as “the Utilities Deposit”) which the Utilities Deposit shall be valid for duration of the Effective Period to secure the payment of the Utilities Charge by the Concessionaire to the Company.

13.06 In the event that this Agreement is terminated, the Utilities Deposit shall be refunded to the Concessionaire by the Company within forty five (45) days upon settlement of all the outstanding Utilities Charge due and owing by the Concessionaire.

14. Service Charge, if applicable

14.01 The Concessionaire shall pay to the Company, on a monthly basis, by way of deduction by the Company from the Total Gross Receipts for the Sales Period, an amount specified in the Yearly Contract hereto (hereinafter referred to as “the Monthly Service Charge”) in respect of cleaning services and such other services provided by the Company in order to assist the operation of the Concessionaire at the Designated Area during the Sales Period.

15. Small Equipment Charge, if applicable

15.01 The Concessionaire shall pay to the Company, on a monthly basis, by way of deduction by the Company from the Total Gross Receipts for the Sales Period, an amount specified in the Yearly Contract hereto (hereinafter referred to as “the Monthly Small Equipment Charge”) in respect of replenishing the kitchen utensils and cutlery used by the Concessionaire at the Designated Area during the Sales Period.

16. Exclusion

16.01 The Company shall not be liable to the Concessionaire or any other person in any way whatsoever in respect of or for the following:-

(i)	loss or damage to person or property sustained by the Concessionaire or any other person caused by or in any way arising out of any defect in or breakdown of the lifts, escalators, air- conditioning system, heating system, electric power or water suppliers or such other facilities in the Building; or

(ii)	any loss or damage to person or property sustained by the Concessionaire or any other person caused by or through or in any way due to the escape of fumes, fire or any other substance or thing or the overflow of water from any where within the Building; or

(iii)	the security of the Building or Designated Area or the safekeeping of the Products or such other property of the Concessionaire who shall solely be responsible for the safekeeping and safety of the Products or any other property of the Concessionaire at the Designated Area or the Building.

16.02 No part of the Minimum Sum or other sums payable by the Concessionaire hereunder shall be abated or otherwise cease to be payable on account of any of the matters referred to in Clause 16.01 above.

17. Security Deposit (if applicable)

17.01 The Concessionaire shall on the signing of this Agreement deposit with the Company an amount specified in the Yearly Contract hereto (hereinafter referred to as “the Security Deposit”), if applicable, which Security Deposit shall be valid for duration of the Effective Period to secure the due observance and performance by the Concessionaire of the agreements stipulations terms and conditions herein contained on the part of the Concessionaire to be observed and performed which Security Deposit shall be held by the Company until such time and may be refunded and released by the Company as mentioned in Clause 17.02 hereunder free of any interest to the Concessionaire with the right or remedy hereunder to claim from the Security Deposit by notice in writing to Concessionaire the amount of any Minimum Sum or such other charges payable hereunder and any costs expenses loss or damage sustained by the Company as the result of any non-observance or non-performance of the obligation or conditions on the part of the Concessionaire. In the event of any claims being made during the term of this Agreement, the Concessionaire shall forthwith on demand by the Company pay for or settle such claims and pay the sum which is equal to the amount so claimed to the Company, failing which, the Company shall be entitled to forthwith re-enter upon the Designated Area and this Agreement shall be determined as hereinbefore provided, without prejudicing to rights of the Company herein contained.

17.02 Subject to the aforesaid, the Security Deposit shall be refunded and released to the Concessionaire by the Company within forty five (45) days after settlement of the last outstanding claim by the Company against the Concessionaire for any arrears of Minimum Sum and other charges payable hereunder and for any breach non-observance or non-performance of any of the agreements stipulations terms and conditions herein contained on the part of the Concessionaire to be observed.

18. Termination

18.01 In the event of:-

(i)	the Margin or any other sums or any part thereof payable by the Concessionaire hereunder shall be in arrears for seven (7) days after the same becomes due and payable hereunder; or

(ii)	there shall be a breach by the Concessionaire of any of the other stipulations, conditions or agreements herein contained which, if capable of remedy, is no remedied within three (3) days of the Concessionaire’ receipt of a written notice from the Company requiring the Concessionaire to remedy the breach of any of the stipulations, conditions or agreements herein contained on its part including failure on the part of the Concessionaire to meet or fulfil the sales/trading target imposed by the Company for three (3) months consecutively or such other time frame as directed by the Company; or

(iii)	the Concessionaire shall become a bankrupt or being a corporation, it has gone into liquidation or suffer a receiver to be appointed over all or part of its assets or execution to be levied upon its goods or assets; or

(iv)	a petition in bankruptcy against the Concessionaire or petition for the winding up of the Concessionaire shall have been filed or if the Concessionaire shall enter into any composition or arrangement with its creditors or shall cancel its business registration certificate; or

(v)	at any time it shall become unlawful for the Concessionaire to perform any or all of its obligations hereunder and without prejudice to the generality of the foregoing, the Concessionaire loses its agency of or other right conferred upon the Concessionaire to sell or otherwise deal with the Products or provide the Services as the case may be; or

(vi)	any representation or warranty in Clause 19 is incorrect or misleading when the same is made or at any time during the term of the Agreement; or

(vii)	it is in the opinion of the Company, the Concessionaire is unable to pay its debts.

(viii)	after the expiry of three (3) months from the date of this Agreement, the Concessionaire’s account shall be subject to a review and evaluation by the Company based on the Concessionaire’s Sales Report. Subsequent to such review and evaluation, the Company has, at its absolute discretion, decided that the Concessionaire does not meet the requirements of the Company;

Then, in any of such cases, the Company may at time thereafter by notice in writing to the Concessionaire determine this Agreement whereupon this Agreement shall absolutely determine and the Concessionaire shall forthwith vacate the Designated Area but without prejudice to any other right, remedy or causes of action which the Company may have in respect of any breach or non-observance or non-performance by the Concessionaire of any of the terms hereof.

18.02 Notwithstanding anything hereinbefore contained either party may terminate this Agreement at any time by giving to the other party not less than one (1) month’s prior notice in writing and thereafter neither party shall have any claim against the other in respect of or under this Agreement but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the covenants, stipulations, term and conditions herein contained or of the Company in respect of such sum of money and other charges payable hereunder prior to the termination of this Agreement.

18.03 Termination or sooner determination of this Agreement herein created shall not affect the validity and enforceability of the remaining agreements which the Company has entered into with the Concessionaire.

19. Representations and Warranties

19.01 The Concessionaire represents and warrants that:-

(i)	the Concessionaire has good right and title to sell the Products free from any charge or encumbrances;

(ii)	the Products are of merchantable quality and/or are fit for the purpose for which they are bought;

(iii)	the Services (if any) shall:-

(a)	be performed with all due care and in a professional workmanlike manner,

(b)	be fit for the purposes for which the services are rendered, and

(iv)	the Products and the Services (if any) shall conform with all statutory and other legal requirements from time to time enforced in Malaysia.

(v)	all the information or particulars provided by the Concessionaire pertaining to the Concessionaire or the Products or Services shall be correct and accurate. In the event that after the required information and particulars have been provided to the Company, the Concessionaire shall be entitled to notify the Company for the change of any of such information or particulars Provided That an agreed liquidated damage of Ringgit Malaysia of Three Thousand (RM3000.00) only shall be paid to the Company.

19.02 Subject to the terms and conditions herein contained, the Concessionaire shall hereby provide the Company with the right to sell the Product and to receive all the payments therefrom.

20. Customer complaints

20.01 The Concessionaire shall notify the Company forthwith upon receipt of or becoming aware of any complaints from customers or purchasers of the Products or the Services (if any). All such complaints shall be settled or otherwise resolved by the Concessionaire at the costs and expenses of the Concessionaire in a manner which is satisfactory to the Company or otherwise as directed by the Company and the Concessionaire shall also indemnify the Company for and against such losses suffered by the Company as a result or in relation to such customer complaints.

21. Business Days and Hours

21.01 The days (hereinafter referred to as “the Business Days”) and hours (hereinafter referred to as “the Business Hours”) during which the Building or any part thereof (including the Designated Area) shall be opened for Business shall be decided by the Company and may be changed from time to time at its sole discretion as the Company deems fit by giving seven (7) days’ prior written notice to the Concessionaire. Until otherwise notified by the Company, the Building shall be opened for business seven (7) days a week at the times stated in the Yearly Contract. No compensation whatsoever shall be payable to the Concessionaire for the reason of closure of the Building or any part thereof by the Company nor shall any part of the Minimum Sum or other sum payable by the Concessionaire hereunder shall be abated or otherwise cease to be payable on account thereof.

21.02 The Concessionaire shall comply with directions of the Company from time to time as to the Business Day and Hours of the Building.

22. Assortment of products

22.01 The Concessionaire shall comply with the Company’s direction from time to time regarding the assortment of the Products to be sold at the Designated Area including their quality, colour, size, design and price.

22.02 The Concessionaire shall provide the detailed information of the Products in the format provided by the Company to the Concessionaire.

22.03 All the Products shall have their own Product’s code and the same shall be registered in the Company’s merchandising system.

23. Renewal

23.01 In the event the Concessionaire desires to renew this Agreement for a further term, the Concessionaire shall within three (3) months prior to the Expiry Day apply to the Company for such renewal and the Company shall subject to the Concessionaire having complied with all the terms and conditions during the Effective Period and subject to agreement between the parties hereto as to any variation in the Margin and Minimum Sum, extend this Agreement for a further period which is to be mutually agreed by the parties hereto upon the terms and conditions hereof or as in writing varied, which is to commence immediately after the Expiry Day PROVIDED HOWEVER where there is no agreement as to any express period for extension, this Agreement shall be renewed on a month to month basis, subject to the same terms and conditions herein contained, until terminated by a notice in writing by any of the parties hereto or renewed.

24. Breach of Governmental or Municipal Ordinances, Regulations, etc

24.01 In the event the Concessionaire breaches Clause 6.01 (iii) whereby the Company is sued or fined or otherwise suffers any loss or damage, without prejudice to the Company’s rights hereinbefore mentioned, the Concessionaire shall pay to the Company a minimum sum of Ringgit Malaysia Five Thousand (RM 5,000.00) only being the agreed liquidated damages payable to the Company.

25. Miscellaneous

25.01 The Concessionaire hereby expressly declares that at the expiration or sooner determination of this Agreement, the Concessionaire shall not invoke or seek to avail itself any protection which may or shall thereafter be granted by any ordinance or regulation of Malaysia but the Concessionaire will promptly and punctually deliver up the Designated Area in its original condition to the Company at the expiration or sooner determination of this Agreement.

25.02 Any notice or consent or approval to be given under this Agreement shall be in writing and in the English language. Any notice to the Concessionaire shall be sufficiently served if sent by ordinary or registered post or delivered to or left at the Designated Area or any part thereof or sent by ordinary or registered post or left at its registered office or the last known address in Malaysia and any notice to the Company shall be sufficiently served if sent by registered post or delivered to and left at its registered office of the Concessionaire in Malaysia. A notice sent by ordinary post shall be deemed to be served in the day following the day of posting of the same.

25.03 The Concessionaire may advertise the Products or Services at its own expenses. No advertising in which the Company’s name is involved or which may imply any connection between the Company and the Products or Services are to be made by the Concessionaire, without the prior written notice of the Company. In the event of a joint advertising arranged by the Company and agreed upon by the Concessionaire, a proportional cost of such advertising shall be charged to the Concessionaire’s account and be deductible by the Company from the Total Gross Receipts.

25.04 The Concessionaire shall forthwith provide to the Company with such information relating to the Product or the Services (if any) and the operations of the Concessionaire at the Designated Area as the Company may from time to time request. The Concessionaire shall comply with direction (if any) of the Company from time to time as to the mode of the Concessionaire’s operations at the Designated Area or otherwise directed.

25.05 The Concessionaire shall keep in strictest confidence, and shall not divulge to any person who is not party hereto, the terms of this Agreement and any information relating to the Company, the Business or operation of the Company or otherwise in relation to the Building which the Concessionaire may or shall have gained or acquired during the term of this Agreement.

25.06 Reference in this Agreement to the act, neglect or default of the Concessionaire shall be deemed to include the act, neglect or default of its agents, servants, employees, licensees and invitees.

25.07 No condoning, excusing or overlooking by the Company of any default, breach or non-observance or non-performing by the Concessionaire at any time or times of any of the agreements stipulations terms and conditions herein contained shall operate or be regarded by the Concessionaire as a waiver of the Company’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance or non-performance or so as to default or breach and no waiver by the Company shall be inferred from or implied by anything done or omitted to be done by the Company, unless expressed in writing and signed by the Company. Any consent given by the Company shall operate as a consent only for the particular matter to which it relates and shall in no way be nor shall it be construed as dispensing with the necessity of the obtaining the specific written consent of the Company in the future, unless expressly so provided.

25.08 The Agreement sets out the full agreement between the parties hereto and supersedes any other commitments, agreements, representations, warranties or undertakings, oral or written, expressed or implied, that the parties hereto may have had with respect to the Designated Area or the Building. All the schedules referred to and attached to this Agreement and the yearly contract, such other relevant booklets, manuals, procedures, guidelines and rules of the Company, shall form an integral part of this Agreement.

25.09 The stamping fees and all incidental expenses incurred by the Company thereto shall be borne by the Concessionaire absolutely.

26. Delivery of Product

26.01 The Concessionaire shall insert the quantity of Products which are to be delivered to the Company into the Company’s WEB-EDI system, one (1) day prior to the delivery day, if applicable.

[THE REMAINING PART OF THIS AGREEMENT HAS INTENTIONALLY BEEN LEFT BLANK]

IN WITNESS WHEREOF the parties have executed this Agreement the day and year herein specified.

Signed by	)	/s/ Tan Khang Loong
)
for and behalf of the Company,	)
AEON CO. (M) BHD. (126926-H))
in the presence of :-)
		Name:	Tan Khang Loong
		Designation:	Head-Perishable
		NRIC No.:	821216-04-5397

/s/ CHIN SZI CHU’EN
Name : CHIN SZI CHU’EN
NRIC No : 800919-07-5418

Signed by	)
)
for and on behalf of the	)
Concessionaire	)
)
in the presence of :-

/s/ GERARD LIM KIM MENG
Authorised Signatory
Company Rubber Stamp
Name : GERARD LIM KIM MENG
Designation : DIRECTOR
NRIC No : 710405-10-5641

/s/ KHOO KWAI FUN
Name: KHOO KWAI FUN
NRIC No: 721229-10-5282